EXHIBIT 10.2
TD BANKNORTH INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT — CASH SETTLEMENT
     THIS AWARD AGREEMENT (the “Agreement”) is made as of this 19th day of October 2006 (hereinafter referred to as the “Date of Grant”) by and between TD Banknorth Inc. (the “Company”), a majority-owned subsidiary of the Toronto-Dominion Bank (“TD”), and Edward Schreiber (the “Executive”).
     WHEREAS, the Company desires to provide the Executive with a cash incentive to remain in the employ of the Company for the next three years, with such incentive to be in the form of restricted stock units with respect to the common stock of TD (the “Common Stock”) and based on the future value of the Common Stock;
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Executive agree as follows:
     1. Restricted Stock Units. The Company hereby grants to the Executive an award of 35,423 restricted stock units (the “Stock Units”), with each Stock Unit representing one share of Common Stock, upon the terms and conditions set forth herein. The number of Stock Units is subject to adjustment as set forth in Section 8 of this Agreement. The Stock Units represent an unfunded, unsecured deferred compensation obligation of the Company.
     2. Vesting of Restricted Stock Units.
     (a) The Stock Units granted by this Agreement shall become 100% vested on the three-year anniversary of the Date of Grant (the “Maturity Date”) if the Executive continues to remained employed by the Company or any of its subsidiaries until the Maturity Date, subject to accelerated vesting as set forth in Section 2(b) below.
     (b) If the Executive dies prior to the Maturity Date, then all Stock Units held by the Executive shall become fully vested as of the date of the Executive’s death. In addition, if the Executive’s employment with the Company is terminated prior to the Maturity Date either due to Disability (as defined in Section 2(c) below) or an involuntary termination by the Company without Cause (as defined in Section 2(d) below), then all Stock Units held by the Executive shall become fully vested as of the date the Executive’s employment is terminated. The Stock Units will not be paid out until after the Maturity Date in accordance with Section 4 of this Agreement even if accelerated vesting occurs prior to the Maturity Date.
     (c) “Disability” means that the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
     (d) “Cause” means: (i) the Executive’s conviction of, or plea of nolo contendere to, a felony; or (ii) willful and intentional misconduct, willful neglect or gross negligence in the performance of the Executive’s duties, which has caused a demonstrable and serious injury to the Company, monetary or otherwise. The Executive shall be given written notice that the Company intends to terminate the Executive’s employment for Cause. Such written notice shall specify the particular acts, or failures to act, on the basis of which the decision to terminate employment was made. In the case of termination for Cause as described in clause (ii) above, the Executive shall be given the opportunity within thirty (30) days of the receipt of such notice to meet with the Board to defend such acts, or failures to act, prior to termination. The Company may suspend the Executive’s title and authority pending such meeting.
     3. Forfeiture of Restricted Stock Units.
     (a) If the Executive’s employment shall be terminated for any reason other than death, Disability or an involuntary termination without Cause prior to the Maturity Date, then this Agreement and the Stock Units covered hereby shall expire immediately upon such termination and all of the Stock Units shall be forfeited. The Executive shall thereafter have no rights under this Agreement and no right to receive the cash payment specified in Section 4 below.
     (b) If in the good faith determination of the Board of Directors of the Company the Executive fails to comply with the confidentiality and nonsolicitation provisions in the Retention Agreement between the Executive and the Company, dated September 30, 2004, as amended (the “Retention Agreement”), through the Maturity Date (or until the date of the Executive’s death if he dies prior to the Maturity Date), then this Agreement and the Stock Units covered hereby shall expire immediately upon such failure and all of the Stock Units shall be forfeited. The Executive shall thereafter have no rights under this Agreement and no right to receive the cash payment specified in Section 4 below.
     4. Settlement in Cash. If the Stock Units have become fully vested pursuant to Section 2 of this Agreement and have not been forfeited under Section 3 of this Agreement, then the Company shall, within five business days following the Maturity Date, pay a lump sum cash amount to the Executive equal to (a) the closing sale price of one share of Common Stock on the Maturity Date (or the nearest immediately preceding trading date if the Common Stock is not traded on the Maturity Date) as quoted by the New York Stock Exchange and expressed in United States dollars, multiplied by (b) the number of Stock Units subject to this Agreement; provided, however, if the Executive is a “covered employee” of the Company for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, at the time of the payment, then the payment shall be subject to mandatory deferral to the extent required by the Company’s Amended and Restated Deferred Compensation Plan as in effect at the time.
     5. Withholding. The Company’s obligation to deliver the cash payment specified in Section 4 hereof shall be subject to the satisfaction of all applicable federal, state, local and other income and employment tax withholding requirements.

     6. No Voting of Underlying Shares of Common Stock; No Dividends. Because no shares of Common Stock will be issued pursuant to this Agreement, the Executive shall have no right to vote the underlying shares of Common Stock at any time or to receive any dividends thereon.
     7. Transferability. None of this Agreement, the Stock Units covered by this Agreement or the shares of Common Stock underlying the Stock Units may be assigned, alienated, pledged, attached, sold or otherwise transferred, encumbered or disposed of by the Executive at any time, except that this Agreement and the Stock Units may be transferred by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.
     8. Adjustment in Number of Stock Units. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of stock or other securities of TD, issuance of warrants or other rights to purchase stock or other securities of TD, or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, adjust the number of Stock Units subject to this Agreement or, if deemed appropriate, make provision for a cash payment to the Executive. The judgment of the Committee with respect to any such adjustments shall be conclusive and binding on the Executive.
     9. Administration. The authority to interpret and administer this Agreement shall be vested in the Human Resources and Compensation Committee of the Board of Directors of the Company (the “Committee”), and the Committee shall have full and complete authority to make such determinations as it deems necessary or desirable with respect to this Agreement.
     10. Not an Employment Contract. The grant of the Stock Units covered by this Agreement does not confer on the Executive any right with respect to continuance of employment or other service with the Company or any affiliate, nor shall it interfere in any way with any right the Company or any affiliate would otherwise have to terminate or modify the terms of the Executive’s employment or other service at any time.
     11. Notices. Any written notice provided for in this Agreement shall be in writing and shall be deemed sufficiently given if it is hand delivered, sent by fax or overnight courier, or sent by postage-paid, first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Executive, at the Executive’s address indicated by the Company’s records, or if to the Company, at the following address: TD Banknorth Inc., P.O. Box 9540, Two Portland Square, Portland, Maine 04112-9540 Attention: General Counsel.
     12. Amendment. This Agreement may be amended by written agreement of the Executive and the Company, without the consent of any other person. In addition, in the event that the Committee determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that any provision hereof should be amended in order to avoid the tax and interest penalties imposed by Section 409A of the Code, then the Committee may amend this Agreement without the consent of the Executive or any other person to make any changes which are in its view necessary or advisable to comply with Section 409A of the Code.
     13. Interpretations. Any interpretation of the Committee of the provisions of this Agreement made in good faith shall be final and binding on all parties.
     14. No Personal Liability. The Executive agrees that no member of the Committee or of the Board shall be personally liable for any actions taken in good faith in connection with this Agreement or for any decline in the market value of the Common Stock. No representation or warranty is made as to the expected market value of the Common Stock on the Maturity Date.
     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto set his hand, all as of the date first above written.

TD BANKNORTH INC.

By:	/s/ William J. Ryan

Name:	William J. Ryan

Title:	Chairman and Chief Executive Officer

EXECUTIVE

/s/ Edward Schreiber

Name: Edward Schreiber

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